Exhibit 99.1

News Release

International Paper Reports First-Quarter 2014 Earnings

Solid Results Despite Headwinds From Unfavorable Weather and High Input Costs

Price Improvement Across Many Businesses

MEMPHIS, Tenn. – April 30, 2014 – International Paper today reported a first quarter 2014 net loss attributable to common shareholders of $95 million ($0.21 per share), including a pre-tax charge of $495 million associated with the Courtland mill shutdown, compared with net earnings of $436 million ($0.98 per share) in the fourth quarter of 2013 and $318 million ($0.71 per share) in the first quarter of 2013. Amounts in all periods include the impact of special items, non-operating pension expense and discontinued operations.

Diluted Earnings Per Share Attributable to International Paper Shareholders

	First Quarter 2014	Fourth Quarter 2013	First Quarter 2013
Net Earnings (Loss)	$(0.21)	$0.98	$0.71
Less – Discontinued Operations Gain	(0.00)	(0.01)	(0.06)

Net Earnings (Loss) from Continuing Operations	$(0.21)	$0.97	$0.65
Add Back – Net Special Items (Income) Expense	0.76	(0.25)	(0.11)
Add Back – Non-Operating Pension Expense	0.06	0.11	0.11

Operating Earnings	$0.61	$0.83	$0.65

Operating Earnings is defined as net earnings from continuing operations (GAAP) excluding special items and non-operating pension expense.

Operating Earnings were $265 million ($0.61 per share) in the first quarter of 2014, compared with $367 million ($0.83 per share) in the fourth quarter of 2013 and $292 million ($0.65 per share) in the first quarter of 2013.

Quarterly net sales were $7.0 billion compared with $7.2 billion in the fourth quarter of 2013 and $7.1 billion in the first quarter of 2013.

Business segment operating profits before special items in the first quarter of 2014 were $577 million, compared with $666 million in the fourth quarter of 2013 and $571 million in the first quarter of 2013.

“Despite the severe weather that impacted our North American businesses, International Paper delivered solid results,” said John Faraci, Chairman and Chief Executive Officer. “North America and Western Europe demand is slowly improving, while emerging market growth has slowed. In this uneven environment, we remain intensely focused on IP initiatives that will allow us to expand margins and continue to generate strong free cash flow in 2014.”

SEGMENT INFORMATION

The performance of the company’s business segments is measured quarter to quarter without variations caused by special items, as management focuses on business segment operating profits excluding those items. First quarter 2014 business segment operating profits and business trends compared with the prior quarter are as follows:

Industrial Packaging posted operating profits of $467 million ($453 million including special items) in the first quarter of 2014, compared to $486 million ($473 million including special items) in the fourth quarter of 2013. In North America, the benefit of higher average selling prices for boxes was offset by the impact of severe weather events and higher energy costs. Scheduled maintenance outage expenses were higher, as planned, than in the prior quarter.

Printing Papers’ operating profits were $85 million (a loss of $410 million including special items) compared to $143 million (a loss of $47 million including special items) in the fourth quarter of 2013. The earnings decline in North America was primarily due to costs and lower volume associated with the Courtland mill closure, as well as the impact of severe weather. This was partially offset by improved pricing and a more favorable mix. In addition, earnings in Brazil decreased due to seasonally lower sales volumes.

Consumer Packaging operating profit was $18 million ($17 million including special items), compared with $32 million ($30 million including special items) in the fourth quarter of 2013. The earnings shortfall in North America was driven primarily by severe weather and related operational issues, along with higher than anticipated input costs, mainly wood and energy. However, industry backlogs in North America continue to remain strong and pricing is improving across most product lines.

xpedx the company’s North American distribution business, reported operating profits of $7 million ($5 million including special items) compared with $5 million (a loss of $397 million including special items) in the fourth quarter of 2013. Slightly improved margins, lower spending and lower overhead costs more than offset weaker sales.

International Paper recorded Ilim Joint Venture equity loss of $31 million compared with an equity loss of $12 million in the fourth quarter of 2013. With respect to Ilim’s US dollar denominated debt, the company recognized a non-cash after-tax foreign exchange loss of $45 million in the first quarter of 2014, compared with an after-tax loss of $6 million in the fourth quarter of 2013, largely due to foreign exchange movement in the U.S. dollar versus the Russian ruble. On a 100% basis, the JV’s operational EBITDA improved to $115 million in the first quarter of 2014, from $61 million in the fourth quarter of 2013, driven by increased volume, increased pulp pricing and improved production associated with the continued ramp-up of capital projects at Bratsk and Koryazhma.

Net corporate expenses for the 2014 first quarter were $9 million compared with income of $6 million in the fourth quarter of 2013.

Effective Tax Rate

The effective tax rate in both the first quarter of 2014 and fourth quarter of 2013 before special items and non-operating pension expense was 31 percent.

Effects of Special Items

Special items in the first quarter of 2014 included a net pre-tax loss of $517 million ($315 million after taxes) for Restructuring and other charges. Included within Restructuring and other charges were a pre-tax charge of $495 million ($302 million after taxes) for costs associated with the closure of our Courtland, Alabama mill, pre-tax charges of $16 million ($10 million after taxes) for costs associated with the announced spin-off of our xpedx operations and net pre-tax charges of $6 million ($3 million after taxes) for other items. Other special items in the first quarter of 2014 were pre-tax charges of $12 million ($7 million after taxes) for integration costs related to the Temple-Inland acquisition, a tax expense of $10 million related to a state legislative change and a tax benefit of $1 million for other items.

Special items in the fourth quarter of 2013 included a net pre-tax loss of $79 million ($50 million after taxes) for Restructuring and other charges. Included in Restructuring and other charges were a pre-tax charge of $67 million ($41 million after taxes) for costs associated with the closure of our Courtland, Alabama mill, pre-tax charges of $8 million ($5 million after taxes) for costs associated with the announced spin-off of our xpedx operations, and a net charge of $4 million (before and after taxes) for other items. In addition to Restructuring and other charges, special items in the fourth quarter of 2014 included pre-tax charges of $12 million ($7 million after taxes) for integration costs related to the Temple-Inland acquisition and a pre-tax charge of $2 million ($1 million after taxes) for other items. Also included in special items were a pre-tax charge of $127 million ($119 million after a $5 million tax benefit and a gain of $3 million related to non-controlling interest) for the impairment of goodwill and a trade name intangible asset of the Company’s India Papers business and a pre-tax charge of $400 million ($366 million after taxes) for the impairment of goodwill of the Company’s xpedx business. In addition, a tax benefit of $651 million related to the closing of a U.S. federal income tax audit and a net tax benefit of $3 million for other tax items were recorded.

Special items in the first quarter of 2013 included pre-tax charges of $59 million ($36 million after taxes) for Restructuring and other charges. Included in Restructuring and other charges were pre-tax charges of $44 million ($27 million after taxes) for costs related to the permanent shutdown of a paper machine at our Augusta, Georgia mill, pre-tax charges of $6 million ($4 million after taxes) for debt extinguishment costs, pre-tax charges of $7 million ($4 million after taxes) for costs associated with the restructuring of our xpedx operations and pre-tax charges of $2 million ($1 million after taxes) for other items. Other special items for the first quarter of 2013 were pre-tax charges of $12 million ($8 million after taxes) for integration costs related to the Temple-Inland acquisition, pre-tax interest income of $6 million ($4 million after taxes) and a tax benefit of $93 million both associated with the closing of a U.S. federal income tax audit and a net tax expense of $2 million related to internal restructurings.

Discontinued Operations

Discontinued operations in the first quarter of 2014 and the fourth quarter of 2013 included costs associated with the divestiture of the Temple-Inland Building Products business. Discontinued operations in the first quarter of 2013 also included the operating earnings from the Building Products business.

EARNINGS WEBCAST

The company will hold a webcast to review earnings at 9 a.m. ET / 8 a.m. CT today. All interested parties are invited to listen to the webcast live and view the slides to be presented at the webcast via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541, and ask to be connected to the International Paper first quarter earnings call. The conference ID number is 23884723. Participants should call in no later than 8:45 a.m. ET (7:45 a.m. CT). An audio-only replay will be available for four weeks following the call. To access the replay, dial +1 (404) 537-3406 or, within the U.S. only, (855) 859-2056, and when prompted for the conference ID, enter 23884723.

Certain statements in this press release may be considered forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) the level of our indebtedness and increases in interest rates; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products; (iii) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (iv) unanticipated expenditures related to the cost of compliance with existing and new environmental and other governmental regulations and to actual or potential litigation; (v) whether we experience a material disruption at one of our manufacturing facilities; (vi) risks inherent in conducting business through a joint venture; (vii) the receipt of governmental and other approvals and favorable rulings associated with the agreed-upon transaction combining xpedx with Unisource, the successful fulfillment or waiver of all other closing conditions for such a transaction without unexpected delays or conditions, and the successful closing of such a transaction within the estimated timeframe; and (viii) our ability to achieve the benefits we expect from all strategic acquisitions, divestitures and restructurings. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. All financial information and statistical measures regarding our 50/50 Ilim joint venture in Russia (“Ilim”), other than historical International Paper Equity Earnings and dividends received by International Paper, have been prepared by the management of Ilim. Ilim management has indicated that the financial information was prepared in accordance with International Financial Reporting Standards and extracted from Ilim’s financial statements, but International Paper has not verified or audited any of this information. Any projected financial information and statistical measures reflect the current views of Ilim management and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such projections.

International Paper (NYSE: IP) is a global leader in packaging and paper with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include industrial and consumer packaging and uncoated papers, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs approximately 70,000 people and is strategically located in more than 24 countries serving customers worldwide. International Paper net sales for 2013 were $29 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

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Contacts: Media: Thomas J. Ryan, 901-419-4333; Investors: Jay Royalty, 901-419-1731 and Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Operations

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended March 31,				Three Months Ended December 31,
	2014		2013		2013
Net Sales	$7,014		$7,090		$7,249

Costs and Expenses
Cost of products sold	5,175		5,220		5,276
Selling and administrative expenses	528	(a)	567	(d)	551	(h)
Depreciation, amortization and cost of timber harvested	352		379		371
Distribution expenses	400		422		423
Taxes other than payroll and income taxes	47		49		42
Restructuring and other charges	517	(b)	59	(e)	79	(i)
Impairment of goodwill and other intangibles	—		—		527	(j)
Net losses on sales and impairments of businesses	—		—		2	(k)
Interest expense, net	142		164	(f)	133

Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	(147	)(a,b)	230	(d-f)	(155	)(h-k)
Income tax provision (benefit)	(83	)(c)	(69	)(g)	(589	)(l)
Equity earnings (loss), net of taxes	(33)		(10)		(9)

Earnings (Loss) From Continuing Operations	(97	)(a-c)	289	(d-g)	425	(h-l)
Discontinued operations, net of taxes	(2)		26		5

Net Earnings (Loss)	$(99	)(a-c)	$315	(d-g)	$430	(h-l)
Less: Net earnings (loss) attributable to noncontrolling interests	(4)		(3)		(6	)(m)

Net Earnings (Loss) Attributable to International Paper Company	$(95	)(a-c)	$318	(d-g)	$436	(h-m)

Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$(0.21	)(a-c)	$0.66	(d-g)	$0.98	(h-m)
Discontinued operations	(0.00)		0.06		0.01

Net earnings (loss)	$(0.21	)(a-c)	$0.72	(d-g)	$0.99	(h-m)

Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$(0.21	)(a-c)	$0.65	(d-g)	$0.97	(h-m)
Discontinued operations	(0.00)		0.06		0.01

Net earnings (loss)	$(0.21	)(a-c)	$0.71	(d-g)	$0.98	(h-m)

Average Shares of Common Stock Outstanding - Diluted	435.6		446.1		445.3

Cash Dividends Per Common Share	$0.3500		$0.3000		$0.3500

Amounts Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations, net of tax	$(93	)(a-c)	$292	(d-g)	$431	(h-m)
Discontinued operations, net of tax	(2)		26		5

Net Earnings (Loss)	$(95	)(a-c)	$318	(d-g)	$436	(h-m)

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes a pre-tax charge of $12 million ($7 million after taxes) for integration costs associated with the acquisition of Temple-Inland.
(b)	Includes a pre-tax charge of $495 million ($302 million after taxes) for costs associated with the shutdown of our Courtland mill, a pre-tax charge of $16 million ($10 million after taxes) for costs associated with the announced spin-off of the xpedx operations, a pre-tax charge of $2 million ($0 million after taxes) for costs associated with the restructuring of our xpedx operations, and a pre-tax charge of $4 million ($3 million after taxes) for other items.
(c)	Includes a tax expense of $10 million associated with a state legislative change and a tax benefit of $1 million for other items.
(d)	Includes a pre-tax charge of $12 million ($8 million after taxes) for integration costs associated with the acquisition of Temple-Inland.
(e)	Includes a pre-tax charge of $44 million ($27 million after taxes) for costs associated with the permanent shutdown of a paper machine at our Augusta mill, a pre-tax charge of $6 million ($4 million after taxes) for debt extinguishment costs, a pre-tax charge of $7 million ($4 million after taxes) for costs associated with the restructuring of our xpedx operations, and pre-tax charges of $2 million ($1 million after taxes) for other items.
(f)	Includes interest income of $6 million ($4 million after taxes) related to the closing of a U.S. federal income tax audit.
(g)	Includes a tax benefit of $93 million associated with the closing of a U.S. federal income tax audit and a net tax expense of $2 million related to internal restructurings. In addition, the first quarter tax rate includes a benefit of approximately $35 million related to the enactment into law of The American Taxpayer Relief Act of 2012 in January 2013.
(h)	Includes a pre-tax charge of $12 million ($7 million after taxes) for integration costs associated with the acquisition of Temple-Inland.
(i)	Includes a pre-tax charge of $67 million ($41 million after taxes) for costs associated with the shutdown of our Courtland mill, a pre-tax charge of $8 million ($5 million after taxes) for costs associated with the announced spin-off of the xpedx operations, a pre-tax charge of $4 million ($3 million after taxes) for costs associated with the restructuring of our Asia Box operations, and a net pre-tax loss of $0 million ($1 million after taxes) for other items.
(j)	Includes a pre-tax charge of $400 million ($366 million after taxes) for the impairment of goodwill in the Company’s xpedx business and a pre-tax charge of $127 million ($122 million after taxes) for the impairment of goodwill and a trade name intangible asset of the Company’s India Papers business.
(k)	Includes a pre-tax charge of $2 million ($1 million after taxes) for an adjustment associated with the Company’s divestiture of the Shorewood operations.
(l)	Includes a tax benefit of $651 million associated with the closing of a U.S. federal tax audit and a net tax benefit of $3 million for other items.
(m)	Includes pre-tax noncontrolling interest income of $4 million ($3 million after taxes) associated with the write-off of a trade name intangible asset in our India Papers business.

International Paper Company

Reconciliation of Operating Earnings to Net Earnings (Loss)

Attributable to International Paper Company

Preliminary and Unaudited

(In millions except for per share amounts)

	Three Months Ended			Three Months Ended
	March 31,			December 31, 2013
	2014		2013
Operating Earnings	$265		$292	$367
Non-Operating Pension	(27)		(51)	(47)
Special Items	(331	)(a)	51 (b)	111 (c)

Earnings (Loss) from Continuing Operations	(93)		292	431
Discontinued operations	(2)		26	5

Net Earnings (Loss) as Reported	$(95)		$318	$436

	Three Months Ended March 31,			Three Months Ended December 31,
	2014		2013	2013
Diluted Earnings per Common Share
Operating Earnings Per Share	$0.61		$0.65	$0.83
Non-Operating Pension	(0.06)		(0.11)	(0.11)
Special Items	(0.76)		0.11	0.25

Continuing Operations	(0.21)		0.65	0.97
Discontinued operations	—		0.06	0.01

Diluted Earnings per Common Share as Reported	$(0.21)		$0.71	$0.98

Notes:

(a)	See footnotes (a)—(c) on the Consolidated Statement of Operations
(b)	See footnotes (d)—(g) on the Consolidated Statement of Operations
(c)	See footnotes (h)—(m) on the Consolidated Statement of Operations
(1)	The Company calculates Operating Earnings by excluding the after-tax effect of non-operating pension expense and items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.

International Paper

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months				Three Months
	Ended				Ended
	March 31,				December 31,
	2014		2013		2013
Industrial Packaging	$3,693		$3,560		$3,715
Printing Papers	1,406		1,540		1,570
Consumer Packaging	829		830		865
Distribution	1,302		1,385		1,415
Corporate and Inter-segment Sales	(216)		(225)		(316)

Net Sales	$7,014		$7,090		$7,249

Operating Profit by Industry Segment
	Three Months				Three Months
	Ended				Ended
	March 31,				December 31,
	2014		2013		2013
Industrial Packaging	$453	(1)	$355	(5)	$473	(5)
Printing Papers	(410	)(2)	149		(47	)(6)
Consumer Packaging	17	(3)	7	(7)	30	(7)
Distribution	5	(4)	(5	)(8)	(397	)(8)

Operating Profit	65		506		59
Interest expense, net	(142)		(164	)(9)	(133)
Noncontrolling interest/equity earnings adjustment (10)	—		—		—
Corporate items, net	(9)		(22)		6
Restructuring and other charges	(17)		(6)		(9)
Non-operating pension expense	(44)		(84)		(78)

Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	$(147)		$230		$(155)

Equity Earnings (Loss) in Ilim Holdings S.A., Net of Taxes	$(31)		$(11)		$(12)

(1)	Includes a charge of $12 million for the three months ended March 31, 2014 for integration costs associated with the acquisition of Temple-Inland, a charge of $1 million for the three months ended March 31, 2014 for costs associated with the restructuring of the Asia Box operations, and a net charge of $1 million for the three months ended March 31, 2014 for other items.
(2)	Includes charges of $495 million for the three months ended March 31, 2014 for costs associated with the shutdown of our Courtland Mill.
(3)	Includes charges of $1 million for the three months ended March 31, 2014 for costs associated with the Ontario sheet plant closure.
(4)	Includes charges of $2 million for the three months ended March 31, 2014 for costs associated with the restructuring of our xpedx operations.
(5)	Includes charges of $12 million for the three months ended March 31, 2013 and $12 million for the three months ended December 31, 2013 for integration costs associated with the acquisition of Temple-Inland, charges of $4 million for the three months ended December 31, 2013 for costs associated with the restructuring of the Asia Box operations, and charges of $2 million for the three months ended March 31, 2013 and a net gain of $3 million for the three months ended December 31, 2013 for other items.
(6)	Includes charges of $67 million for the three months ended December 31, 2013 for costs associated with the shutdown of our Courtland mill, and charges of $127 million, partially offset by $4 million of noncontrolling interest income, for the three months ended December 31, 2013 for the impairment of goodwill and a trade name intangible asset of the Company’s India Papers business.
(7)	Includes charges of $44 million for the three months ended March 31, 2013 for costs associated with the permanent shutdown of a paper machine at our Augusta mill and charges of $2 million for the three months ended December 31, 2013 for costs associated with the divestiture of the Shorewood business.
(8)	Includes charges of $7 million for the three months ended March 31, 2013 and $2 million for the three months ended December 31, 2013 for costs associated with the restructuring of the Company’s xpedx operation and a charge of $400 million for the three months ended December 31, 2013 for the impairment of goodwill in the Company’s xpedx business.
(9)	Includes a gain of $6 million for interest related to the settlement of an IRS tax audit.
(10)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest and equity earnings for these subsidiaries are adjusted here to present consolidated earnings before income taxes and equity earnings.

International Paper Company

Reconciliation of Operating Profit to Operating Profit Before Special Items

(In millions)

	Three Months Ended March 31, 2014
	Industrial	Printing	Consumer
	Packaging	Papers	Packaging	Distribution	Total
Operating Profit Before Special Items	$467	$85	$18	$7	$577
Special Items	(14)	(495)	(1)	(2)	(512)

Operating Profit as Reported	$453	$(410)	$17	$5	$65

	Three Months Ended March 31, 2013
	Industrial	Printing	Consumer
	Packaging	Papers	Packaging	Distribution	Total
Operating Profit Before Special Items	$369	$149	$51	$2	$571
Special Items	(14)	—	(44)	(7)	(65)

Operating Profit as Reported	$355	$149	$7	$(5)	$506

	Three Months Ended December 31, 2013
	Industrial	Printing	Consumer
	Packaging	Papers	Packaging	Distribution	Total
Operating Profit Before Special Items	$486	$143	$32	$5	$666
Special Items	(13)	(190)	(2)	(402)	(607)

Operating Profit as Reported	$473	$(47)	$30	$(397)	$59

(1)	The Company calculates Operating Profit Before Special Items by excluding the pre-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.

International Paper

Sales Volume by Product (1)

Preliminary and Unaudited

International Paper Consolidated

	Three Months		Three Months
	Ended		Ended
	March 31,		December 31,
	2014	2013	2013
Industrial Packaging (In thousands of short tons)
Corrugated Packaging	2,516	2,549	2,556
Containerboard	746	858	753
Recycling	604	581	615
Saturated Kraft	47	40	38
Gypsum/Release Kraft	37	30	44
Bleached Kraft	7	31	22
European Industrial Packaging	351	339	346
Asian Box	93	100	104
Brazilian Packaging (2)	79	41	89

Industrial Packaging	4,480	4,569	4,567

Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	499	630	604
European & Russian Uncoated Papers	375	329	386
Brazilian Uncoated Papers	271	264	319
Indian Uncoated Papers	58	60	62

Uncoated Papers	1,203	1,283	1,371

Market Pulp (3)	413	432	439

Consumer Packaging (In thousands of short tons)
North American Consumer Packaging	351	369	368
European Coated Paperboard	84	91	87
Asian Coated Paperboard	350	360	367

Consumer Packaging	785	820	822

(1)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.
(2)	Includes volumes for Brazil Packaging from date of acquisition in mid-January 2013
(3)	Includes North American, European and Brazilian volumes and internal sales to mills.

INTERNATIONAL PAPER COMPANY

Consolidated Balance Sheet

Preliminary and Unaudited

(In Millions)

	March 31,	December 31,
	2014	2013
Assets
Current Assets
Cash and Temporary Investments	$1,341	$1,802
Accounts and Notes Receivable, Net	3,933	3,756
Inventories	2,809	2,825
Deferred Income Tax Assets	303	302
Other	347	340

Total Current Assets	8,733	9,025

Plants, Properties and Equipment, Net	13,194	13,672
Forestlands	578	557
Investments	659	733
Financial Assets of Special Purpose Entities	2,132	2,127
Goodwill	3,996	3,987
Deferred Charges and Other Assets	1,403	1,427

Total Assets	$30,695	$31,528

Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$561	$661
Accounts Payable and Accrued Liabilities	4,467	4,466

Total Current Liabilities	5,028	5,127

Long-Term Debt	8,867	8,827
Nonrecourse Financial Liabilities of Special Purpose Entities	2,045	2,043
Deferred Income Taxes	3,540	3,765
Pension Benefit Obligation	2,319	2,205
Postretirement and Postemployment Benefit Obligation	408	412
Other Liabilities	574	702
Redeemable Noncontrolling Interest	168	163
Equity
Invested Capital	3,380	3,659
Retained Earnings	4,193	4,446

Total Shareholders’ Equity	7,573	8,105

Noncontrolling interests	173	179

Total Equity	7,746	8,284

Total Liabilities and Equity	$30,695	$31,528

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Cash Flows

Preliminary and Unaudited

(In Millions)

	Three Months Ended
	March 31,
	2014	2013
Operating Activities
Net earnings (loss)	$(99)	$315
Discontinued operations, net of taxes and noncontrolling interests	2	(26)

Earnings (loss) from continuing operations	$(97)	$289
Depreciation, amortization and cost of timber harvested	352	379
Deferred income tax expense (benefit), net	(144)	4
Restructuring and other charges	517	59
Pension plan contribution	(58)	—
Equity (earnings) loss, net	33	10
Periodic pension expense, net	90	140
Other, net	6	(84)
Changes in current assets and liabilities
Accounts and notes receivable	(170)	(222)
Inventories	(3)	(47)
Accounts payable and accrued liabilities	(91)	16
Interest payable	37	24
Other	1	(52)

Cash Provided By (Used For) Operations—Continuing Operations	473	516
Cash Provided By (Used For) Operations—Discontinued Operations	(2)	15

Cash Provided By (Used For) Operations	471	531

Investment Activities
Invested in capital projects—continuing operations	(277)	(216)
Acquisitions, net of cash acquired	—	(505)
Other	(93)	(67)

Cash Provided By (Used For) Investment Activities—Continuing Operations	(370)	(788)
Cash Provided By (Used For) Investment Activities—Discontinued Operations	—	(2)

Cash Provided By (Used For) Investment Activities	(370)	(790)

Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(388)	(51)
Issuance of common stock	18	191
Issuance of debt	107	166
Reduction of debt	(163)	(79)
Change in book overdrafts	16	(43)
Dividends paid	(153)	(132)
Redemption of preferred securities	—	(150)
Other	—	(8)

Cash Provided By (Used for) Financing Activities	(563)	(106)

Effect of Exchange Rate Changes on Cash	1	(3)

Change in Cash and Temporary Investments	(461)	(368)
Cash and Temporary Investments
Beginning of the period	1,802	1,302

End of the period	$1,341	$934